Exhibit 10.27

BLUE CROSS AND BLUE SHIELD OF TEXAS

ANCILLARY PROVIDER AGREEMENT

FOR PPO/POS NETWORK PARTICIPATION

This Agreement is entered into by and between Blue Cross and Blue Shield of Texas, a Division of Health Care Service Corporation, a Mutual Legal Reserve Company, an Independent Licensee of the Blue Cross and Blue Shield Association (“BCBSTX”), and Certified Diabetic Supplies, Inc., on behalf of each of the individual Ancillary Providers and Provider numbers listed herein in Exhibit C (“Ancillary Provider”).

As of the date executed, this Agreement includes the following:

☒	Ancillary Provider Agreement
☒	Exhibit A, Claims Submission
☒	Exhibit B, Compensation
☒	Exhibit C, Ancillary Provider Listing

Ancillary Provider is a:

☐	Ambulatory Surgery Center	☐	Radiology Facility
☒	Durable Medical Equipment Provider	☐	Rehabilitation Facility
☐	Home Health Provider	☐	Renal Dialysis Provider
☐	Home Infusion Therapy Provider	☐	Skilled Nursing Facility
☐	Orthotics/Prosthetics Provider	☐	Other

Any Notice required or allowed to be given pursuant to the terms and provisions of this Agreement shall be sent to BCBSTX at:

Blue Cross and Blue Shield of Texas

Attention: Vice President Network Management

8200 IH-10 West, Suite 400

San Antonio, Texas 78230

and to Ancillary Provider at:

Certified Diabetic Supplies, Inc.

3030 Horseshoe Dr. #200

Naples, FL 34104

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective the 1st day of December, 2006, (“Effective Date”).

BCBSTX Authorized Signature:	ANCILLARY PROVIDER Authorized Signature:

/s/ M. Ted Hayes	/s/ Vikki Turner

Printed Name:	M. Ted Haynes	Printed Name:	Vikki Turner

Title:	Vice President, Network Management	Title:	VP Managed Care

Date:	10/30/06	Date:	17 October 2006

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PART I. DEFINITIONS

Agreement means this contract and any attachments and amendments appended hereto.

Benefit Document means the Subscriber’s group or individual certificate booklet, schedule of coverage, benefit riders, or comparable contractual documents describing the scope and conditions of coverage under the Subscriber’s Health Plan.

BlueCard Program means an agreement among participating Blue Cross and Blue Shield Association affiliated plans pursuant to which enrollees of one such plan may access the provider network and financial terms of other such plans when they are away from the service area of their home plan.

Clean Claim means a clean claim as defined by applicable Texas law and regulation.

Coinsurance means, if applicable, the specified percentage of the compensation for a Covered Service that is payable by the Subscriber pursuant to the Benefit Document. The Subscriber’s obligation to make Coinsurance payments may be subject to an annual out-of-pocket maximum specified in the Benefit Document.

Copayment means the amount required to be paid a Provider by or on behalf of a Subscriber in connection with the services rendered by Provider.

Covered Services means those health services specified and defined as Covered Services under the terms of a Subscriber’s Health Plan.

Debarment means the prohibition of a Provider from receiving compensation for services provided under any federal health benefit plan or program, including, without limiting the foregoing, Medicare, Medicaid, and the Federal Employees Health Benefits Plan (“FEP”), as reported by the federal Office of Personnel Management (“OPM”), Office of the Inspector General (“OIG”), the Center for Medicare and Medicaid Services (“CMS”), Office of Foreign Assets Control (“OFAC”) or other applicable agency.

Deductible means, if applicable, the specified annual amount of payment for certain Covered Services, expressed in dollars, that the Benefit Document requires the Subscriber to pay before the Subscriber can receive any benefits under the Benefit Document for the Covered Services to which the Deductible applies.

Emergency Care means health care services provided in a hospital emergency facility or comparable facility to evaluate and stabilize medical conditions of a recent onset and severity, including but not limited to severe pain, that would lead a prudent layperson possessing an average knowledge of medicine and health to believe that such person’s condition, sickness, or injury is of such a nature that failure to get immediate medical care could result in (1) placing the patient’s health in serious jeopardy; (2) serious impairment to bodily functions; (3) serious dysfunction of any bodily organ or part; (4) serious disfigurement; or (5) in the case of a pregnant woman, serious jeopardy to the health of the fetus.

Health Plan means any group or individual health benefits plan operated, administered or underwritten, in whole or in part, by BCBSTX, or by an entity as described in Part 1, Definitions, Subscriber, including any insured or self-funded health benefit plan sponsored by an employer, insurer, managed care organization, trust or other Payer, with respect to which BCBSTX or an affiliate of HCSC has contracted to give Subscribers access to Covered Services provided by health care Providers which are subject to participation agreements with BCBSTX or an affiliate.

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In-Network Services means Covered Services provided to Subscribers of PPO/POS Health Plans to the extent the Covered Services are provided in accordance with the Health Plans’ requirements for in- network benefits set forth in the applicable Benefit Document. For POS, Covered Services must generally be provided by Subscribers’ Primary Care Physicians or obtained through a network of Participating Providers with a Proper Referral and with Preauthorization where required. For PPO, Subscribers must follow the requirements set forth in their Benefit Document; generally, in-network benefits are available when Subscribers use network Participating Providers.

Medical Director means a physician designated by BCBSTX, or such physician’s designee, who is responsible for monitoring the provision of Covered Services to Subscribers.

Notice means any notice re d or allowed to be given pursuant to . terms and provisions of this Agreement. Notices shall be sent in writing by United States mail, certified mail, traceable commercial delivery, or electronic transmission, and shall be deemed to be given when received. Notices sent by United States mail shall be deemed to be received on the third business day following their deposit in the United States mail.

Out-of-Network Services means Covered Services provided to Subscribers of PPO/POS Health Plans which are not In-Network Services.

Participating means, as applied to a Provider, that the Provider is under contract with BCBSTX or an affiliate of BCBSTX to provide Covered Services to Subscribers either (1) directly, or (2) indirectly through a subcontract with a Participating medical group, independent practice organization or physician hospital organization or similar organization.

Payer means an entity other than BCBSTX that is financially responsible for payment for Covered Services under a Health Plan.

POS Plan means a point-of-service Health Plan under which a Subscriber can choose, at the time Subscriber seeks covered non-Emergency Care, whether to obtain In-Network Services or Out-of-Network Services.

Preauthorization means BCBSTX’s prior approval of certain services provided to Subscribers under the terms of their Benefit Document as being Covered Services.

Primary Care Physician means a Participating physician who has agreed to be responsible for providing basic health services, coordinating the care of individual Subscribers, and referring those Subscribers to other Participating Providers. This concept generally applies to Subscribers who have POS coverage.

Proper Referral means a referral issued by a Subscriber’s Primary Care Physician pursuant to the applicable UM Program, for a Subscriber to receive a particular In-Network Service within a specified time frame. Proper Referrals are required for all In-Network Services provided to Subscribers that are not provided by the Subscriber’s Primary Care Physician, except for: (1) Emergency Care; and (2) In-Network Services obtained by a Subscriber by self-referral to a Participating Provider, as expressly permitted by Subscriber’s Benefit Document or as required by applicable law. A Proper Referral from the Subscriber’s Primary Care Physician must identify the particular Participating Provider (or non-Participating Provider, if approved by BCBSTX or the applicable UM Agent) who is to provide the service. Where the Benefit Document requires a particular In-Network Service to be Preauthorized in order to be a Covered Service, a Proper Referral must include such Preauthorization.

Provider means any appropriately licensed provider of health care services.

Provider Manual means BCBSTX policies, procedures and guidelines as set forth in written materials, including BCBSTX Provider correspondence and the Blue Cross and Blue Shield of Texas Web site, which may be revised from time to time. In the event of a conflict between the Provider Manual and terms of this Agreement, the terms of this Agreement shall apply.

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Subscriber means any person entitled to receive Covered Services under a Health Plan provided or administered by (1) BCBSTX, (2) a Blue Cross and/or Blue Shield Plan of another state, territory or country other than the United States appropriately licensed by the Blue Cross and Blue Shield Association, (3) an affiliate of HCSC or (4) a subsidiary of a Blue Cross and/or Blue Shield Plan of another state, territory or country other than the United States. The phrase “provided or administered” includes an insurance arrangement, an administrative service agreement, or an arrangement whereby an employer or welfare benefit plan contracts with BCBSTX to utilize Providers that have contracted with BCBSTX. Ancillary Provider understands that for administrative services agreements or arrangements whereby an employer or welfare benefit plan contracts with BCBSTX to utilize Providers that have contracted with BCBSTX, BCBSTX provides administrative services only and does not assume any obligation to fund payment of claims. The term “affiliate” describes any entity in which HCSC has a material ownership interest or any entity that HCSC controls.

UM Agent means an entity that is a licensed utilization review agent under applicable law and is designated to perform utilization management (“UM”) in connection with the care of Subscribers of a Health Plan, which is usually indicated on the Subscriber’s identification card. The administrator of the applicable Health Plan may designate Health Plan, BCBSTX or another licensed utilization review agent to act as UM Agent for purposes of this Agreement and may designate one or more UM Agents to perform various UM activities. To the extent that BCBSTX has been designated as the UM Agent, BCBSTX may delegate and BCBSTX’s obligations to perform UM any other entity licensed or otherwise permitted, in accordance with applicable law, to perform UM in Texas.

UM Program means the guidelines, standards and procedures for UM activities that are used in connection with the applicable Health Plan, as more fully described in this Agreement.

PART II. OBLIGATIONS OF ANCILLARY PROVIDER

A.	Covered Services. Ancillary Provider shall provide to Subscribers those Covered Services which Ancillary Provider commonly performs within Ancillary Provider’s scope of practice or license, including Emergency Care, Ancillary Provider shall accept as patients those Subscribers who are referred by a Primary Care Physician and shall render Covered Services subject to the terms and conditions of this Agreement.

B.	Availability. Ancillary Provider shall ensure that Covered Services are readily available during Ancillary Provider’s regular business hours on business days, and that arrangements will be made with other Participating Providers as necessary and appropriate to assure coverage of Subscribers when Ancillary Provider is temporarily not available at those times. Ancillary Provider shall provide such Covered Services in the same manner, in accordance with the same standards, and within the same time availability as such services are provided to other patients without regard to the degree or frequency of utilization of such Covered Services by Subscribers, and shall respond to all Subscriber requests for Covered Services within two (2) business days, and expedite such responses as indicated by the Subscriber’s medical condition.

C.	Standard of Care. Ancillary Provider shall comply with applicable law, and all applicable professional standards, and shall provide Covered Services in accordance with generally accepted practices and standards prevailing at the time of treatment. In addition, Ancillary Provider shall comply with the standards adopted by BCBSTX’s quality improvement and UM Programs as set forth in this Agreement and the Provider Manual.

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D.	Licensure. Ancillary Provider warrants and represents as a material term of this Agreement that Ancillary Provider has and will continue to have as long as this Agreement remains in effect, all the requisite licenses, certifications and/or accreditations required by the state of Texas and such other governmental and professional boards and bodies having authority over Ancillary Provider’s business/profession.

E.	Proper Referral and Preauthorization.

1.	Ancillary Provider shall comply with all Proper Referral and Preauthorization procedures set forth in this Agreement and the Provider Manual. Ancillary Provider shall provide Covered Services to Subscribers only upon a Proper Referral or Preauthorization, as applicable, except in cases requiring Emergency Care, Ancillary Provider shall discuss with and seek approval from the referring Participating physician prior to rendering or arranging any continuing treatment which is beyond the specific treatment described in the Proper Referral. In addition, Ancillary Provider shall not refer a Subscriber to another physician or Provider without the prior concurrence of the Subscribers Primary Care Physician except in cases of Emergency Care or when, with the concurrence of the Medical Director, no such Participating physicians or Participating Providers are available.

2.	Costs of services rendered without a Proper Referral or Preauthorization where required shall be the financial responsibility of Ancillary Provider. The involvement of BCBSTX or other administrator of any Health Plan and/or the applicable UM Agent in decisions relating to the coverage of services rendered to Subscribers under these managed care plans shall not diminish the ultimate and sole responsibility of Ancillary Provider for and professional authority over Ancillary Provider’s professional practice with respect to the care of such Subscribers.

3.	Subject to the procedures contained in the Provider Manual, Preauthorization is not an assurance or guarantee of payment; however, Payer or BCBSTX will not deny a claim for Preauthorized services on the basis that they were not medically necessary, unless the requesting Provider has materially misrepresented the proposed services or the Subscriber’s condition. BCBSTX may deny a claim for a Preauthorized service when the Provider has substantially failed to perform the proposed services.

F.	Facilities, Equipment Staff. Ancillary Provider shall provide and maintain facilities and/or equipment which are of adequate capacity, clean, safe, readily accessible to Subscribers and, where appropriate, properly licensed and/or registered. Ancillary Provider shall assure the appropriate supervision of, licensure/certification of, and insurance coverage for, all staff employed or subcontracted by Ancillary Provider and providing health care services to Subscribers under the direction of Ancillary Provider. Ancillary Provider’s supervision of physicians shall be conducted by a physician who is designated by Ancillary Provider and approved by BCBSTX. If any employee or subcontractor of Ancillary Provider violates any of the provisions of applicable law or the Provider Manual or commits any act or engages in any conduct for which Ancillary Provider’s license/certification may be revoked or suspended by the state of Texas (whether or not such authority revokes or suspends said license/certification) or is otherwise disciplined by such licensing authority or any professional organization having authority over such employee or contracting agent, BCBSTX may immediately require such employee or subcontractor to cease providing services to Subscribers under this Agreement.

G.	Administrative Services. Ancillary Provider shall perform or contract for all administrative and support services necessary for Ancillary Provider to perform Ancillary Provider’s obligations under this Agreement and as set forth in the Provider Manual.

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H.	BCBSTX Complaint Procedures. Ancillary Provider shall cooperate with BCBSTX in identifying, processing and in supporting BCBSTX’S resolution of all Subscriber complaints and grievances pursuant to the Subscriber complaint procedures set forth in the Benefit Document.

I.	Subscriber Identification. Ancillary Provider shall request Subscriber to present Subscriber’s BCBSTX identification card each time Subscriber seeks Covered Services. For patients claiming enrollment in BCBSTX, Ancillary Provider shall request eligibility information by telephoning BCBSTX or by other electronic means established by BCBSTX. However, obtaining information concerning eligibility at the time of service by Ancillary Provider as described in this Agreement is not a verification and does not guarantee payment by BCBSTX in the event that Subscriber is later determined to have been ineligible for benefits at the time of service.

J.	Termination of the Ancillary Provider/Patient Relationship.

1.	Under certain circumstances, Ancillary Provider may terminate the professional relationship between Ancillary Provider and a Subscriber as provided for and in accordance with the provisions of the Provider Manual. Ancillary Provider may not terminate the relationship between Ancillary Provider and a Subscriber because of such Subscriber’s medical condition or the amount, types or cost of Covered Services that are required by the Subscriber.

2.	Ancillary Provider acknowledges that a Subscriber may request transfer to another Participating Provider’s care in accordance with the Subscriber’s Benefit Document. Ancillary Provider shall provide patient records, reports and other documentation regarding such Subscriber upon request in order to facilitate such transfer.

K.	Required Disclosures. Ancillary Provider shall notify BCBSTX at least thirty (30) days in advance if there is a change in the business address, telephone numbers, hours of operation, tax identification number, other billing information or services provided by Ancillary Provider. Additionally, Ancillary Provider shall notify BCBSTX immediately in writing upon the occurrence of any of the following events:

1.	Ancillary Provider’s, or any Ancillary Provider employee’s or subcontractor’s, applicable license or certification to provide health care services in Texas or DEA/DPS registration is suspended, revoked, terminated or subject to terms of probation or other restriction (whether or not such action is stayed); or Debarment of Ancillary Provider or any Ancillary Provider employee or subcontractor, or inclusion of Ancillary Provider or any Ancillary Provider employee or subcontractor in the OFAC/OIG/GSA/OPM list;

2.	Ancillary Provider, or any Ancillary Provider employee or subcontractor, becomes the subject of any disciplinary proceeding, Debarment or action before an applicable governmental supervisory board or agency in any state;

3.	Ancillary Provider, or any Ancillary Provider employee or subcontractor, is charged with or indicted for, or convicted of, fraud or a felony;

4.	An act of nature or any event beyond Ancillary Provider’s reasonable control occurs, which substantially interrupts all or a portion of Ancillary Provider’s business or practice or which has a materially adverse effect on Ancillary Provider’s ability to perform Ancillary Provider’s obligations under this Agreement;

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5.	The material modification or termination, or reduction in the amount, of the insurance coverage required for participation in BCBSTX, or replacement of coverage which is canceled or terminated;

6.	Ancillary Provider learns of any claims, malpractice action or other lawsuit or other action brought against Ancillary Provider or any Ancillary Provider employee or subcontractor, or becomes aware of a malpractice judgment or settlement against Ancillary Provider or any Ancillary Provider employee or subcontractor;

7.	Any other situation which could reasonably be expected to affect the ability of Ancillary Provider to carry out Ancillary Provider’s obligations under this Agreement.

L.	Provider Directory. Ancillary Provider agrees that BCBSTX may list such information as Ancillary Provider’s name, the health care services provided by Ancillary Provider, and Ancillary Provider’s address, telephone number and related information in BCBSTX publications provided to Participating physicians, Participating Providers, and Subscribers, and may use such information in advertising and marketing materials.

M.	Ancillary Provider Status

1.	Ancillary Provider certifies that neither Ancillary Provider nor Ancillary Provider’s employees or subcontractors have been: (a) charged with a criminal offense in connection with obtaining, attempting to obtain, or performing of a public (federal, state or local) contract or subcontract, (b) listed by a federal governmental agency as debarred, (c) proposed for Debarment or suspension or otherwise excluded from federal program participation, (d) convicted of or had a civil judgment rendered against Ancillary Provider, Ancillary Provider’s employees or subcontractors regarding dishonesty or breach of trust, including but not limited to, the commission of a fraud including mail fraud or false representations, violation of a fiduciary relationship, violation of federal or state antitrust statutes, securities offenses, embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; or (e) within a three (3) year period preceding the date of this Agreement, had one or more public transactions (federal, state or local) terminated for cause or default.

2.	Ancillary Provider acknowledges and agrees that Ancillary Provider has a continuing obligation to notify BCBSTX in writing within seven (7) business days if any of the above referenced representations change. Ancillary Provider further acknowledges and agrees that any misrepresentation of Ancillary Provider’s status or any change in Ancillary Provider’s status at any time during the term of this Agreement may be grounds for immediate termination of this Agreement, at the sole discretion of BCBSTX.

N.	BCBSTX Credentialing Procedures. Ancillary Provider shall cooperate and comply with, and be subject to, BCBSTX credentialing and recredentialing policies and procedures. Ancillary Provider further acknowledges and agrees that Ancillary Provider will not become a Participating Provider in BCBSTX until approved by BCBSTX pursuant to such credentialing policies and procedures and that continued participation in BCBSTX is subject to the recredentialing process at intervals provided for in such policies and procedures.

O.	Capacity. Ancillary Provider agrees that BCBSTX shall have no obligation to guarantee any minimum number of Subscribers to Ancillary Provider and that Ancillary Provider shall accept all patients who are BCBSTX Subscribers.

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P.	Ancillary Provider Subcontracts with Providers.

1.	Ancillary Provider shall furnish to BCBSTX in advance of their use the standard forms of all contracts between Ancillary Provider and any subcontracted Providers, including any material changes to such forms, in accordance with applicable law and the Provider Manual. In addition, Ancillary Provider shall provide to BCBSTX the executed signature page of each such contract and any material changes to such contract. Ancillary Provider will ensure that such Providers comply with all terms and conditions set forth in the Benefit Document and this Agreement.

2.	Contracts between Ancillary Provider and subcontracted providers must contain provisions requiring such Providers to comply with the provisions of this Agreement, and the Provider Manual where applicable, and must allow such Providers to terminate such contracts on ninety (90) days advance Notice, and may not contain restrictions on such Provider’s right to contract directly, or indirectly, with BCBSTX after termination of such Provider’s subcontract with Ancillary Provider.

PART III. OBLIGATIONS OF BCBSTX

A.	Provider Manual. BCBSTX shall make available to Ancillary Provider the Provider Manual. The Provider Manual may be revised by BCBSTX from time to time and in accordance with this Agreement. Where practicable, BCBSTX shall use best efforts to provide advance Notice to Ancillary Provider of substantive changes to the Provider Manual.

B.	Cards. BCBSTX shall issue identification cards to Subscribers.

C.	Service Preauthorizations. BCBSTX shall Preauthorize services as set forth in the Provider Manual and in accordance with provisions of this Agreement.

D.	Administrative Services. BCBSTX shall be responsible for all administrative activities necessary or required for the operation of a Health Plan. Such activities shall include, but are not limited to, marketing, advertising, customer service, underwriting, establishment and collection of premiums, maintenance of membership (non-medical) records, accounting, maintenance of a medical management information system and negotiation of contracts with various Providers of Covered Services.

E.	Advisory Review Panel. BCBSTX may establish one or more health services delivery advisory review panels to advise BCBSTX on a variety of issues. Ancillary Provider or Ancillary Provider employees may be requested from time to time by BCBSTX to serve as members on such panels.

F.	Credentialing BCBSTX shall administer a credentialing and recredentialing program pursuant to which the credentials of Provider applicants are reviewed and approved as Participating Providers.

G.	Complaints. BCBSTX will establish and maintain a complaint procedure as required by the Provider Manual and applicable law.

PART IV. COMPENSATION

A.	Payment.

1.

Prompt Payment of Claims. BCBSTX or Payer shall pay Ancillary Provider for Covered Services rendered to Subscribers less any applicable Subscriber Copayment, Coinsurance or Deductible amounts: (a) as described in Exhibit B,

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Compensation, or (b) as described in Part IV, Section, Items Compensated on a Percentage of Eligible Charge Basis. Ancillary Provider shall accept such compensation as its only compensation for Covered Services. BCBSTX or Payer shall make such payment for services within forty-five (45) days of receipt of Clean Claims in a nonelectronic format or within thirty (30) days of receipt of Clean Claims that are electronically submitted, whenever the Health Plan is the primary insurer. Any dispute arising from such payment shall be resolved in accordance with Part X, General Provisions, Section G, Dispute Resolution.

2.	Recovery of Overpayments.

a.	In the event that BCBSTX determines an overpayment, including a duplicate payment, has been made Ancillary Provider agrees to promptly make repayment to BCBSTX or Payer when requested. If Ancillary Provider fails to promptly make such repayment when requested, Ancillary Provider shall allow overpayments to be deducted from future payments, for the same or different Subscribers, with an explanation of the action taken. Likewise, any underpayments shall be added to future payments by BCBSTX or Payer to Ancillary Provider. Any dispute arising from such deduction or payment shall be resolved in accordance with Part X, General Provisions, Section G, Dispute Resolution.

b.	Overpayments determined by Ancillary Provider on a claim or claims, including duplicate payments, shall be refunded to BCBSTX, but in any event no later than thirty (30) days following such determination.

c.	Under/Over Payments. Barring any systematic practice to underpay Ancillary Provider by BCBSTX or Payer, BCBSTX or Payer and Ancillary Provider agree that under-payments and/or over-payments amounting to less than $50.00 on an individual entire claim shall be considered to have been paid in accordance with the terms of this Agreement and shall not be appealed by Ancillary Provider, BCBSTX or Payer. Rather, Ancillary Provider, BCBSTX or Payer shall write-off such under and/or over-payment difference unless BCBSTX’s agreement with the applicable Health Plan requires otherwise.

d.	Deadline for Reconsideration. Requests for reconsideration of claims payment determinations must be in writing, include all pertinent information, and sent as directed and within the deadline all as specified in the Provider Manual.

B.	Copayments, Coinsurance and Deductibles. The collection of Subscriber Copayments, Coinsurance, or Deductible amounts is the sole responsibility of Ancillary Provider. Ancillary Provider shall diligently pursue, and have responsibility for, collection of any applicable Copayments, Coinsurance or Deductible amount from Subscribers and shall in no event offer, publicize or advertise any waiver or other reduction of any Copayment, Coinsurance or Deductible unless specifically authorized in writing by BCBSTX. Any Copayments, Coinsurance or Deductible which Ancillary Provider is authorized to collect from the Subscriber shall not exceed the amounts required to be paid by the Subscriber.

C.

Items Compensated on a Percentage of Eligible Charge Basis. For Covered Services compensated on a percentage of eligible charge basis (“Discount”), Ancillary Provider has provided BCBSTX with information concerning Ancillary Provider’s charges for those items (“Chargemaster”). Ancillary Provider will not increase Chargemaster more than Five (5)% in each contract year (“Allowable Increase”). Ancillary Provider certifies that Ancillary Provider will provide BCBSTX with Notice of any material aggregate increase in excess of the Allowable Increase in its Chargemaster within a contract year, identifying charges by type of

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service, or markup algorithm on implants, at least thirty (30) days prior to implementation of the increase. If BCBSTX determines that the actual combined increase in charges for charge-based services, including mark-up algorithm on implants, is material in the aggregate compared to the aggregate payable by BCBSTX under the Chargemaster after Allowable Increases, then BCBSTX may elect to revise the Discount to adjust for any increase in excess of the then applicable Allowable Increase per contract year going forward. BCBSTX may also recover total dollars overpaid to Ancillary Provider as provided for in Part IV. A.2 above based on the Chargemaster increase in excess of the Allowable Increases paid by BCBSTX. For claims adjudication purposes, BCBSTX will adjust the Discount by modifying the percentage of eligible charges in a manner consistent with the following example:

Baseline Charge	=	$100

Existing % Discount	=	40%

Payment (percent of eligible charges)	=	$60

Allowed Chargemaster Increase	=	5%

Adjusted Allowed Payment	=	63

Actual Chargemaster Increase	=	10

Adjusted Allowed Payment	=	$63

Revised % Discount	=	43%

D.	Claims. Ancillary Provider shall submit complete and properly executed claims information to BCBSTX within the required filing period, as described in Exhibit A, Claims Submission.

E.	Subscriber Nonliability and Hold Harmless.

1.	Ancillary Provider hereby agrees that in no event, including, but not limited to, non-payment by BCBSTX or Payer, insolvency of BCBSTX or Payer, or breach of this Agreement, shall Ancillary Provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Subscriber or persons other than BCBSTX acting on Subscriber’s behalf for Covered Services. This provision shall not prohibit collection of supplemental charges or Copayment, Coinsurance or Deductible amounts payable in accordance with the terms of Subscriber’s Benefit Document.

2.	Ancillary Provider further agrees that: (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Subscriber; and (b) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between Ancillary Provider and Subscriber or persons acting on their behalf.

F.	Services Covered by Payment. Compensation allowed by BCBSTX for Covered Services by Ancillary Provider within the scope of its practice or its license is inclusive of:

1.	The cost of incidental services in support of such Covered Services, including without limiting the foregoing technical charges for equipment and its purchase, rental and maintenance. Compensation for such incidental services may not be billed separately by Ancillary Provider or another Provider or other entity; provided that professional services necessary for the treatment of the Subscriber that require the use of equipment that is supplied or arranged for by Ancillary Provider may be billed separately by the person providing those professional services.

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2.	Any and all technical and facility related services provided to Subscribers at Ancillary Provider’s facility, notwithstanding any permitted arrangements that Ancillary Provider may have entered into with any third parities regarding use of Ancillary Provider’s facility. Only Ancillary Provider may bill BCBSTX for all services provided to Subscriber at Ancillary Provider’s facility, and compensation for such incidental technical and facility related services may not be billed separately by Ancillary Provider or another Provider or other entity.

G.	Billing for Non-Covered Services. In the event that BCBSTX determines and informs Ancillary Provider that a proposed service is not a Covered Service, including but not limited to services that are determined to be experimental/investigational or not medically necessary. Ancillary Provider must inform the Subscriber in writing in advance of the service being rendered that the service is a non-Covered Service in order to be allowed under this Agreement to bill the Subscriber for the service rendered. The Subscriber must also acknowledge this disclosure in writing and agree to accept the service as a non-Covered Service billable directly to the Subscriber. In the event the Subscriber’s benefits are exhausted, Ancillary Provider may continue to provide treatment to the Subscriber if the Subscriber agrees in writing to pay for those services; provided, however, the Ancillary Provider may not charge Subscriber more than the amount allowed as described in Exhibit B.

H.	Third Party Collections. Ancillary Provider shall cooperate with BCBSTX in the collection on BCBSTX’s behalf of third party payments including workers’ compensation, third party liens and other third party liability according to the procedures set forth in the Provider Manual. Ancillary Provider agrees to file claims information with BCBSTX even if Ancillary Provider believes or knows that there is third party liability and the existence of third party liability will not affect Ancillary Provider’s total compensation for Covered Services.

I.	Coordination of Benefits. Ancillary Provider shall comply with the requirements of applicable law and regulation and the Provider Manual regarding Covered Services involving coordination of benefits. Ancillary Provider agrees to submit applicable claims and information concerning other carriers to BCBSTX even if Ancillary Provider believes that coordination of benefits may apply and BCBSTX is not the primary carrier.

PART V. QUALITY IMPROVEMENT AND UTILIZATION MANAGEMENT

A.	BCBSTX Responsibilities. BCBSTX shall conduct peer review, quality improvement activities and the UM Program in accordance with applicable laws and regulations. BCBSTX’s UM Program may include the establishment of advisory review panels to conduct quality of care and utilization review activities in accordance with applicable law and regulation. All BCBSTX quality improvement and UM forms, records and other information shall remain the property of BCBSTX and shall remain confidential.

B.	Ancillary Provider Responsibilities. Ancillary Provider agrees to comply with and be subject to the quality improvement program and the UM Program conducted by BCBSTX cooperate with, peer review activities, all as set forth in the Provider Manual, and to promote Subscriber participation in BCBSTX disease management programs as applicable. These programs may be revised from time to time, and may include, but are not limited to, Preauthorization of elective inpatient services, concurrent review of inpatient lengths of stay, review of referrals, internal peer review, and external audit systems. Ancillary provider shall have sole authority and responsibility for provision of Ancillary Provider’s services in the care of any Subscriber who is a patient of Ancillary Provider.

C.	Shared Records. Upon request, Ancillary provider shall make available to BCBSTX’s quality improvement and utilization review committee any records of Ancillary Provider’s quality improvement and utilization review activities pertaining to Subscribers. BCBSTX will protect the confidentiality of information that is the product of Ancillary Provider’s peer review process.

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PART VI. RECORDS

A.	Subscriber Record. Ancillary Provider shall establish and maintain an accurate record, which may include an electronic record for each Subscriber with whom Ancillary Provider has had an encounter that, at a minimum, shall include such information about the Subscriber and a description of all services rendered to the Subscriber as dictated by generally accepted practices and standards and as required by the Provider Manual (“Medical Record”). Ancillary Provider shall maintain accurate financial books and records, including electronic records, concerning Covered Services provided to each Subscriber, including any charges to and payments received from the Subscriber by Ancillary Provider (“Financial Record”).

B.	Access to Medical Records. Subject to compliance with applicable federal and state laws regarding the confidentiality of Medical Records, Ancillary Provider shall:

1.	Provide BCBSTX, upon request and at no charge, copies of specified sections of Subscriber Medical Records that are in the custody of Ancillary Provider;

2.	Upon five (5) days advance Notice or such shorter Notice as may be reasonably required by the circumstances, allow BCBSTX authorized personnel access to inspect and copy Medical Records on Ancillary Provider’s premises during regular business hours;

3.	Transmit information from Subscribers’ Medical Records by telephone to BCBSTX for purposes of Preauthorization or other UM activities or quality improvement; and

4.	Provide copies of specified sections of a Subscriber’s Medical Records, upon reasonable request and at no charge, to any other Provider treating such Subscriber.

C.	Access to Financial Records. Upon five (5) days advance Notice, or such shorter Notice as may be reasonably required by the circumstances, BCBSTX shall have access to inspect, audit and copy all Financial Records during regular business hours. Ancillary Provider shall maintain such Financial Records and provide copies of such information to BCBSTX, upon BCBSTX’s reasonable request, at no charge.

D.	Regulatory Compliance. Ancillary Provider shall maintain such records and provide such information to BCBSTX, the Texas Department of Insurance and other applicable regulatory agencies, as may be necessary for compliance by BCBSTX with federal and state law for a period of at least ten (10) years. This obligation of Ancillary Provider does not cease upon termination of this Agreement whether by rescission or otherwise. All records, books and papers of Ancillary Provider pertaining to Subscribers, including medical records, shall be open to inspection during regular business hours by BCBSTX and by state and federal authorities.

PART VII. INSURANCE AND INDEMNIFICATION

A.	Ancillary Provider Insurance. Ancillary Provider agrees to maintain such policies of general and professional liability insurance as are necessary to insure Ancillary Provider and Ancillary Provider’s employees or subcontractors against any claims for damages arising by reason of personal injuries or death occasioned directly or indirectly in connection with the performance by Ancillary Provider or any of Ancillary Provider’s employees or subcontractors of Ancillary Provider’s obligations under the Agreement. BCBSTX determines the limits of coverage necessary.

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B.	Certificates. Certificates of insurance or other evidence indicating the turn and extent of the insurance required by Part VII, Section A, Ancillary Provider Insurance, shall be provided by Ancillary Provider to BCBSTX upon BCBSTX’s request.

C.	BCBSTX Insurance. BCBSTX shall procure and maintain such policies of general and professional liability and other insurance, which may include self-insurance, as shall be necessary to insure BCBSTX and BCBSTX’s employees against any claim or claims for damages arising by reason of personal injuries or death occasioned directly or indirectly in connected with the performance of any services by BCBSTX, the use of any property and facilities provided by BCBSTX, and activities perfoimed by BCBSTX in connection with this Agreement.

D.	Indemnification. Ancillary Provider and BCBSTX understand that this Agreement is not one to insure and/or indemnify and shall not be so construed. Each party shall be solely responsible for its own negligence, acts, or omissions.

PART VIII. TERM AND TERMINATION

A.	Term. This Agreement shall be effective as of the Effective Date and shall continue until otherwise terminated in accordance with this Agreement.

B.	Termination Without Cause. Either party may terminate this Agreement at any time by giving the other party at least ninety (90) days advance Notice.

C.	Termination With Cause.

1.	Either party may terminate this Agreement for material breach by the other party by giving the other party at least ninety (90) days advance Notice, provided such material breach is not cured within sixty (60) days following such Notice of termination for breach.

2.	Ancillary Provider may terminate this Agreement upon ninety (90) days advance Notice to be given within thirty (30) days following its receipt of information concerning a decrease in compensation, or the posting of such information on the Blue Cross and Blue Shield Web site, pursuant to Part X, Section Q, Compensation Information.

D.	Immediate Termination or Suspension. BCBSTX may, in its sole discretion, immediately suspend or terminate this Agreement upon Notice by BCBSTX to Ancillary Provider if there is a threat of imminent harm to patient health, action against Ancillary Provider’s license to practice, or fraud or malfeasance, including without limiting the foregoing any of the following:

1.	Failure to comply with the requirements contained in Part II, Obligations of Ancillary Provider, Section C, Standard of Care, including:

a.	Suspension, surrender, or revocation of Ancillary Provider’s narcotics number or license to practice or render services in any state;

b.	Professional or other conduct by Ancillary Provider, or Ancillary Provider employee or subcontractor, which is detrimental to patient welfare and care;

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c.	Conviction of Ancillary Provider, or Ancillary Provider employee or subcontractor, of a felony involving lying, cheating, stealing, abuse of controlled substances, or sexual misconduct.

2.	Becoming subject to the grounds for termination set forth in Part II, Obligations of Ancillary Provider, Section M, Ancillary Provider Status.

E.	Review of Termination. In the event of termination of Ancillary Provider by BCBSTX, if Ancillary Provider is terminated for reasons other than at Ancillary Provider’s request, BCBSTX shall provide a written explanation to Ancillary Provider of the reason(s) for termination. Except in a case of termination under Part VIII, Section D, Immediate Termination or Suspension, Ancillary Provider may, within thirty (30) days following the Notice of termination, request in writing that a review be conducted by BCBSTX’s advisory review panel and BCBSTX will conduct such a review consistent with applicable law and regulation. Within sixty (60) days following receipt of Ancillary Provider’s written request for review, BCBSTX will notify Ancillary Provider of BCBSTX’s review decision. At Ancillary Provider’s request, Ancillary Provider shall be entitled to an expedited review of such termination by BCBSTX’s advisory review panel. Upon request, BCBSTX will provide Ancillary Provider with a copy of the recommendation of the advisory review panel. At Ancillary Provider’s request, BCBSTX will provide Ancillary Provider with a copy of the recommendation of the advisory review panel. The decision of the advisory review panel must be considered by, but is not binding upon, BCBSTX.

F.	Effect of Termination. As of the date of termination, this Agreement shall be considered of no further force or effect and each of the parties shall be relieved and discharged from this Agreement, except that:

1.	Termination shall not affect any rights or obligations hereunder which have previously accrued or shall hereafter arise, with respect to any occurrence prior to termination and such rights and obligations shall continue to be governed by the terms of this Agreement.

2.	Termination of this Agreement shall not release Ancillary Provider from the obligation to continue ongoing treatment under the terms of this Agreement and in accordance with the dictates of medical prudence of a Subscriber of “special circumstance” as defined by applicable law and regulation, including but not limited to, Subscribers with a disability, acute condition or life-threatening illness, or Subscribers past the 24th week of pregnancy, or BCBSTX or Payer from the obligation to compensate Ancillary Provider for such Covered Services at the rate set forth in this Agreement. Special circumstance shall be identified by Ancillary Provider, who must request that the Subscriber be permitted to continue under Ancillary Provider’s care and who must agree not to seek payment from Subscriber for any amounts for which Subscriber would not be responsible if the Agreement had not terminated. Disputes regarding continuity of care will be resolved according to the dispute resolution procedures set forth in the Provider Manual and this Agreement. Ancillary Provider’s and BCBSTX’s obligations hereunder shall continue until the earlier of the appropriate transfer of Subscriber’s care to another Participating Provider or the expiration of ninety (90) days from the effective date of termination of the Agreement. Additionally, Ancillary Provider’s and BCBSTX’s obligations hereunder shall continue up to nine (9) months in the case of a Subscriber who at the time of the termination has been diagnosed with a terminal illness and shall extend through delivery of a child, immediate postpartum care, and the follow-up checkup within the first six (6) weeks of delivery for a Subscriber who, at the time of the termination, is past the 24th week of pregnancy. Ancillary Provider agrees to cooperate in the referral of Subscribers to other Participating Providers in order to assure continuation of care. Nothing herein shall be construed as requiring BCBSTX to agree to cover continued care rendered by Ancillary Provider that BCBSTX deems unfit to care for Subscribers by reason of incompetence or unprofessional behavior or otherwise.

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3.	In the event of termination of the Agreement, BCBSTX acknowledges and agrees that BCBSTX will provide at least thirty (30) days advance notice to Subscribers receiving care from Ancillary Provider of the impending termination except that if Ancillary Provider is terminated for a reason other than at the request of Ancillary Provider and has made a timely request for review by an advisory review panel, BCBSTX will not notify Subscribers of Ancillary Provider’s termination prior to the time the advisory review panel makes a formal recommendation. If Ancillary Provider is terminated or suspended immediately pursuant to Part VIII, Section D, Immediate Termination or Suspension, BCBSTX may notify Subscribers immediately. Ancillary Provider agrees to cooperate with BCBSTX upon request to provide reasonable assistance to effect such notice.

PART IX. RELATIONSHIP OF PARTIES

A.	Independent Contractors. None of the provisions of this Agreement are intended to create nor shall be deemed or construed to create any relationship between BCBSTX and Ancillary Provider other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. Neither of the parties hereto, nor any of their respective employees, shall be construed to be the agent, employer or representative of the other. None of the provisions of this Agreement shall be construed to in any way limit BCBSTX’s authority or responsibility to comply with all regulatory requirements.

B.	Blue Cross and Blue Shield Association. Ancillary Provider hereby expressly acknowledges that this Agreement constitutes an agreement solely between the Ancillary Provider and BCBSTX, a Division of HCSC, that HCSC is an independent corporation operating under a license from the Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield Plans (the “Association”), permitting BCBSTX through HCSC to use the Blue Cross and Blue Shield Service Marks in the state of Texas, and that BCBSTX is not contracting as the agent of the Association. Ancillary Provider further acknowledges and agrees that it has not entered into this Agreement based upon representations by any person other than BCBSTX and that no person, entity or organization other than BCBSTX shall be held accountable or liable to Ancillary Provider for any of BCBSTX’s obligations to the Ancillary Provider created under this Agreement. This paragraph shall not create any additional obligations whatsoever on the part of BCBSTX other than those obligations created under other provisions of this Agreement.

C.	No Third Part Beneficiary. This Agreement is entered into by and between Ancillary Provider and BCBSTX solely for their benefit. Except for Part IV, Compensation, Section E, Subscriber Nonliability and Hold Harmless, there is no intent by either party to (a) create or establish any third party beneficiary status or (b) increase the rights of any Subscriber or any other person, firm or other entity not a party to this Agreement with respect to the duties of either party to any person or create any rights on behalf of any person with respect to either party.

PART X. GENERAL PROVISIONS

A.	Administrative Functions. BCBSTX and Ancillary Provider acknowledge that BCBSTX may delegate certain responsibilities or activities that are provided for in this Agreement.

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B.	Assignment. No part of this Agreement, or any rights, duties or obligations described herein, shall be assigned, encumbered or delegated except as expressly provided for in this Agreement without the prior express written consent of both parties. Notwithstanding the foregoing, BCBSTX, without Ancillary Provider’s consent, may validly assign this Agreement to any affiliate of BCBSTX. BCBSTX’s standing or routine contractual arrangements for the acquisition and use of facilities, services, supplies, equipment and personnel from other parties shall not constitute an assignment under this Agreement.

C.	BlueCard Program. Ancillary Provider acknowledges and agrees that, pursuant to BCBSTX’s BlueCard Program, Ancillary Provider shall provide Covered Services to Subscribers covered through the BlueCard Program while such Subscribers are in the BCBSTX service area as set forth in this Agreement and subject to the same terms and conditions of this Agreement as are applicable to provision of Covered Services to other Subscribers.

D.	Captions. The captions contained herein are for reference purposes only and shall not affect the meaning of this Agreement.

E.	Compliance. Each party shall comply with applicable law and regulation, and with applicable provisions of the Provider Manual.

F.	Confidentiality of Proprietary Information. Each of the parties and its employees shall maintain in confidence during the term of this Agreement and thereafter, except as otherwise required by law: (1) all Subscriber information including medical information, learned through the operation of this Agreement; (2) all confidential Provider information, including information disclosed as part of the peer review process; (3) quality assurance and utilization review information; (4) all financial information related to this Agreement; and (5) any other information required to be maintained in confidence by applicable law and regulation (collectively “Confidential Information”), unless disclosure of a specific part of the confidential Information is otherwise required to accomplish the purposes of this Agreement and is permitted by applicable law and regulation. Each of the parties and its employees shall use best efforts to safeguard and protect Confidential Information against any unauthorized disclosure by any person and shall refrain from using or allowing any other person to use Confidential Information in any way that is considered detrimental to the other party or the Subscriber. The parties each hereby acknowledge that the remedy at law for a breach of this Confidentiality provision of this Agreement will be inadequate and that the non-breaching party shall be entitled to injunctive relief to enforce this provision of this Agreement in addition to any other remedy the non-breaching party may have.

G.	Cooperation of Parties. Ancillary Provider and BCBSTX agree to meet and confer in good faith on common problems including, but not limited to, problems concerning utilization of services, credentialing, Preauthorization, claims or reporting procedures and information and forms provided to Ancillary Provider for use in conjunction with Subscribers.

H.	Dispute Resolution. In order to avoid the cost and time consuming nature of litigation, any dispute between BCBSTX and Ancillary Provider arising out of, relating to, involving the interpretation of, or in any other way pertaining to this Agreement or any prior Agreement between BCBSTX and Ancillary Provider shall be resolved using alternative dispute resolution mechanisms instead of litigation. BCBSTX and Ancillary Provider agree and acknowledge that it is their mutual intention that this provision be construed broadly so as to provide for mediation and/or arbitration of all disputes arising out of their relationship as third-party Payer and Ancillary Provider. The parties further agree that resolution of any dispute pursuant to this Agreement shall be in accordance with the procedures detailed below.

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I.	Initial Resolution Meeting or Mediation of Dispute. BCBSTX or Ancillary Provider, as the case may be, shall give Notice to the other of the existence of a dispute (the “Initial Notice”). If BCBSTX and Ancillary Provider mutually agree that a meeting to attempt to resolve the dispute would be advantageous, representatives of BCBSTX and Ancillary Provider shall meet not later than thirty (30) calendar days after delivery of the Initial Notice in order to attempt to resolve the dispute. Subsequent meetings may be held, if mutually agreed. If no meeting is mutually agreed, or if the dispute is not resolved at any meetings held, the party giving the Initial Notice shall submit the dispute to mediation by an organization or company specializing in providing neutral, third-party mediators. The mediation process shall be coordinated by the submitting party with the mediator and shall be subject to the following agreed-upon conditions:

a.	The parties agree to participate in the mediation in good faith;

b.	The parties agree to have present at the mediation one or more individuals with decision-making authority regarding the matters in dispute. Either party may, at that party’s option, be represented by counsel. Ancillary Provider may, at its option, also have present at the mediation a representative of any professional society in which Ancillary Provider is a member;

c.	mediation will be held in Dallas, Texas, within sixty (60) days of the submission to mediation, unless the parties mutually agree on a later date or a different venue;

d.	The parties shall each bear their own costs and shall each pay one-half of the mediator’s fees and costs, unless the mediator determines that one party did not participate in the mediation in good faith, in which case that party shall pay all of the mediator’s fees and costs;

e.	The parties agree that the obligation to mediate (but not the obligation to arbitrate) is not applicable to any dispute that was pending in any court on the Effective Date of this Agreement, or that had been submitted to binding arbitration on or before the Effective Date of this Agreement.

2.	Binding Arbitration. In the event mediation is not successful in resolving the dispute, either BCBSTX or Ancillary Provider may submit the dispute to final and binding arbitration under the commercial rules and regulations of the American Arbitration Association, subject to the following:

a.	The arbitration shall be conducted by a single arbitrator selected by the parties from a list furnished by the American Arbitration Association. If the parties are unable to agree on an arbitrator from the list, the arbitrator shall be appointed by the American Arbitration Association;

b.	The arbitrator shall be required to render a written decision resolving all disputes, and designating one party as the “prevailing party”;

c.	Except in the case of fraud, no arbitration decision may require any adjustment in compensation or payments respecting any dispute involving services rendered more than eighteen (18) months prior to receipt of the Initial Notice;

d.	The costs of arbitration, including the arbitrator’s fee and any reporting or other costs, but excluding lawyers’, consultants’ and witness fees, shall be borne by the non-prevailing party unless the arbitrator determines as part of the award that such allocation is inequitable under the totality of the circumstances;

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e.	The arbitration hearing will be held in Dallas, Texas, unless BCBSTX and Ancillary Provider mutually agree to an alternate location;

f.	Ancillary Provider acknowledges that this arbitration provision precludes Ancillary Provider from filing an action at law or in equity and from having any dispute covered by this Agreement resolved by a judge or a jury. Ancillary Provider further acknowledges that this arbitration provision precludes Ancillary Provider from participating in a class action filed by any other Ancillary Provider or any other plaintiff claiming to represent Ancillary Provider or Ancillary Provider’s interest. Ancillary Provider agrees to opt-out of any class action filed against BCBSTX that raises claims covered by this Agreement to arbitrate, including, but not limited to, class actions that are currently pending.

J.	Entire Agreement. Agreement, together with any exhic Hereto, contains the entire understanding between the parties and supersedes all prior agreements, either oral or in writing, with respect to the subject matter hereof. In the event of any conflict between the provisions of the exhibits to this Agreement and the provisions of this Agreement other than the exhibits, the provision of the exhibits shall prevail.

K.	Force Majeure. No party will be liable for any failure to timely perform its obligations under this Agreement if prevented from doing so by a cause or causes beyond its commercially reasonable control including, but not limited to, acts of God or nature, fires, floods, storms, earthquakes, riots, strikes, wars or restraints of government.

L.	Gender and Numbers. The masculine, feminine or neuter gender and the singular or plural numbers shall be deemed to include the others whenever the context so indicates or requires.

M.	Governing Law. This Agreement shall be governed in all respects by the laws of the state of Texas, as well as any regulations promulgated thereunder.

N.	Modifications. This Agreement may be amended by mutual written agreement of the parties. Notwithstanding the foregoing, however, BCBSTX may amend this Agreement and/or any exhibit to the Agreement upon thirty (30) days prior Notice to Ancillary Provider or such longer time period as may be required by law or regulation. Ancillary Provider may terminate this Agreement by giving Notice of such termination to BCBSTX within thirty (30) days of receipt of the Notice of amendment, effective no earlier than thirty (30) days after such termination Notice is given. Ancillary Provider’s failure to give Notice of termination to BCBSTX within thirty (30) days of Ancillary Provider’s receipt of the Notice of amendment shall constitute agreement to and acceptance of such amendment by Ancillary Provider. The amendment shall be effective on the effective date provided in BCBSTX’s Notice of amendment, provided that amendments or modifications required by state or federal law or regulation shall be effective retroactively no later than the date required by such law or regulation as may be implemented beginning on that date by BCBSTX.

O.	No Solicitation. Ancillary Provider shall not solicit, influence or induce or attempt to solicit, influence or induce any Subscriber to disenroll from any Health Plan or enroll in any other health care plan that would require such Subscriber to disenroll from a Health Plan. Furthermore, Ancillary Provider shall not solicit, influence or induce employers or other entities with which HMO Blue has entered into agreements to provide health care benefits to cease doing business with BCBSTX or diminish or otherwise affect their business relationship with BCBSTX.

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P.	Partial Invalidity. If for any reason any provision of this Agreement is held invalid, the remaining provisions shall remain in full force and effect.

Q.	Patient Communications. Nothing contained in this Agreement is intended to prohibit or discourage Ancillary Provider from discussing with or communicating to a current, prospective, or former patient, or patient’s designee, information or opinions regarding: (1) the patient’s health care, including but not limited to the patient’s medical condition or treatment options, including alternative medications, regardless of BCBSTX coverage limitations; or (2) the provisions, terms, requirements or services of BCBSTX as they relate to the medical needs of the patient.

R.	Compensation Information. Ancillary Provider is entitled, upon written request, and in accordance with applicable law, to all information necessary to determine that Ancillary Provider is being compensated in accordance with the terms of this Agreement. Ancillary Provider may consult the Blue Cross and Blue Shield of Texas Web site for further information and instructions.

S.	Use of BCBSTX Name. Ancillary Provider agrees not to use the names, symbols, marketing names, trademarks or service marks of BCBSTX in any advertising or promotional material or literature without the express, prior, written consent of BCBSTX and will cease any and all usage previously consented to upon withdrawal by BCBSTX of such consent or termination of the Agreement.

T.	Waiver of Breach. The waiver of any breach of this Agreement by either party shall not constitute a continuing waiver of any subsequent breach of either the same or any other provision of this Agreement.

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